Exhibit 99.1

Kimball Electronics, Inc. Provides Update on Current Impact of COVID-19

JASPER, Ind., Mar. 26, 2020 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), provides the following update on the current impact of the COVID-19 pandemic outbreak on the Company.
Our primary focus is on the well-being and safety of our employees and doing our part to stop the spread of COVID-19. We have taken steps to safeguard the health of our employees in our facilities worldwide in accordance with recommended protocols established by government authorities and country-specific, federal, state, and local public health organizations, including mandatory work-from-home for those whose responsibilities make it possible. Our employees are also impacted by burdens imposed by COVID-19, such as travel restrictions, limitations on public gatherings, shelter in place orders, and mandatory closures of schools and child-care facilities which impact the ability of certain of our employees to report for work.
The Company has a diversified portfolio of markets, geographies, and customers we serve, some of which will be impacted more significantly than others. While we have experienced and are expecting sales declines in certain product categories, we are experiencing increasing demand in other product categories, specifically for our medical assemblies, such as those related to respiratory care.
“I cannot express enough my great gratitude for the direct link our employees continue to play when it comes to making the important products we provide to our customers,” says Chairman and CEO, Don Charron. “We have customers whose products are essential to the health and safety of people around the globe—in their personal lives and at work. Supporting customers with their specific needs is a good reminder of how important we are to the value stream—and to people's health—especially during this pandemic. I am proud of what we are doing as a company right now.”
COVID-19 has disrupted the Company’s global operations since its initial outbreak. While our facilities in China were initially adversely impacted, they have now resumed normal operations. The Company’s other non-U.S. operations in Poland, Romania, Thailand, Vietnam, Japan, India, and Mexico are all affected to varying degrees by government measures restricting the movement of citizens and operation of businesses. In the U.S., our manufacturing operations located in Jasper, Indiana, Indianapolis, Indiana, and Tampa, Florida, will maintain normal operations, based on recent federal, state, and local government mandates. This is because they fall under the general exception criteria as “Essential Businesses” due to our production and supply of medical assemblies critical to a variety of respiratory care products and drug delivery devices. We are working closely with our customers and suppliers to support worldwide critical public health needs.
The Company cannot predict the duration or scope of the COVID-19 pandemic, therefore, the negative financial impact on results cannot be reasonably estimated but could be material.  The Company will provide an update during our fiscal year third quarter 2020 earnings release conference call and webcast.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.